Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-49305) of Humana Inc. of our report dated June 18, 2007 relating to the financial statements and supplemental schedule of the Humana Retirement and Savings Plan which appear in this Form 11-K.

   /s/  PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Louisville, Kentucky
June 22, 2007